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                                                                     EXHIBIT 2.3


Dated: January 24, 2003                                             US$2,600,000


                                    HEI, INC.

                          SUBORDINATED PROMISSORY NOTE

          For value received, the undersigned HEI, INC., a Minnesota corporation (the "Maker"), promises to pay to the order of COLORADO MEDTECH, INC., a Colorado corporation (the "Holder"), the principal sum of Two Million Six Hundred Thousand and 00/100 U.S. Dollars (US$2,600,000) together with interest at the rate of ten percent (10%) per annum, subject to adjustment pursuant to
Section II below, compounded quarterly. Except as specifically otherwise provided, payment of principal and interest shall be made in lawful money of the United States of America at the principal place of business of the Holder or at such other places the Holder shall designate. Interest shall be payable at maturity or upon earlier prepayment of this Note. The full amount of the unpaid and outstanding principal and interest balance of this Note shall be due and payable on September 30, 2004.



I. SUBORDINATION OF NOTE. This Note shall be subordinated to all existing and future secured indebtedness of the Maker. Notwithstanding the foregoing, this Note shall not be subordinated to future indebtedness of the Maker, whether secured or unsecured, incurred in connection with any financing to acquire the operating assets of or any equity interest in a third party.

II. INTEREST. The rate of interest payable by the Maker on the outstanding interest and principal of this Note shall increase by two (2) percentage points on each of July __, 2003 and January __, 2004, from that date forward, until fully paid, provided that the interest rate shall in no event increase to a level above the highest rate permitted by law. Interest due hereunder shall accrue daily and any repayment shall take into account interest up to the date of repayment.

III. PREPAYMENT. The Maker may make a partial or full prepayment under this Note at any time without paying any penalty or premium, provided that each partial prepayment shall be applied first to accrued interest to the date of payment.

IV. ASSIGNMENT. This Note may be sold, transferred or assigned by the Holder without the prior written consent of the Maker. This Note shall be binding upon and inure to the benefit of the successors and assigns of the Maker and the Holder.

V. EVENTS OF DEFAULT.

          5.1 Events of Default. The occurrence of any or all of the following events shall constitute an event of default (each, an "Event of Default") by the Maker under this Note:



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         a. any default by the Maker in any payment on this Note for a period of thirty (30) days after any such payment becomes due and payable;

         b. the Maker shall file a voluntary petition in bankruptcy or any petition or answer seeking for itself any reorganization, readjustment, arrangement, composition or similar relief; or shall commence a voluntary case under the federal bankruptcy laws; or shall admit in writing its insolvency or its inability to pay its debts as they become due; or shall make an assignment for the benefit of creditors; or shall apply for, consent to, or acquiesce in the appointment of, or the taking of possession by, a trustee, receiver, custodian or similar official or agent of the Maker or of substantially all of its property and shall not be discharged within sixty (60) days; or a petition seeking reorganization, readjustment, arrangement, composition or other similar relief as to the Maker under the federal bankruptcy laws or any similar law for the relief of debtors shall be brought against the Maker and shall be consented to by it or shall remain undismissed for sixty (60) days; or

         c. any default in the performance or breach of any covenant or warranty of the Maker hereunder (other than a covenant or warranty, a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of thirty (30) days after there has been delivered to the Maker by the Holder a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder.

          5.2 Consequence of Default. Upon the occurrence of any Event of Default, this Note shall immediately become due and payable upon written notice from the Holder, and, from the time of the Maker's receipt of such written notice (the "Notice") until this Note shall be paid in full, the unpaid outstanding principal balance of this Note shall bear interest at a rate equal to the rate in effect upon the date of the Notice, plus three (3) percentage points, per annum (calculated on the basis of a three hundred sixty-five (365) day year for the actual number of days elapsed) or the maximum rate permissible by law (which under the laws of the State of Colorado shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, (the "Default Rate"). Moreover, after the occurrence of any such Event of Default, the Holder may proceed to protect and enforce its rights, at law, in equity or otherwise, against the Maker.

          5.3 Payment of Costs and Expenses. In the event that this Note is placed in the hands of any attorney for collection, or any suit or proceeding is brought for the recovery or protection of the indebtedness hereunder, then and in any such events, the Maker shall pay on demand all costs and expenses of such suit or proceedings incurred by the Holder, including reasonable attorneys' fees.

VI. MISCELLANEOUS

          6.1 Dividends and Distributions. The Maker shall not, for so long as any principal or interest remains outstanding under this Note, declare or distribute any dividends or distributions on its capital stock.



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          6.2 Corporate Event. In the event the Maker closes any merger, consolidation, business combination, reorganization or recapitalization in which the owners of the Maker immediately prior to such transaction own less than fifty percent (50%) of the Maker's voting power immediately after such transaction, or any transaction or series of related transactions in which equity representing in excess of fifty percent (50%) of the Maker's voting power is transferred, or sale of all or substantially all of the assets of the Maker, all amounts due hereunder shall become immediately due and payable without notice or demand.

          6.3 Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

          (a) if to the Maker, to:

              HEI, Inc.
              6385 Old Shady Oak Road
              Suite 280
              Eden Prairie, MN  55344
              Attention:  Chief Executive Officer
              Telecopy:  (952) 443-7000

              with a copy to:

              Weil, Gotshal & Manges LLP
              767 Fifth Avenue
              New York, New York  10153
              Attention:  Michael King, Esq.
              Telecopy:  (212) 310-8007

          (b) if to the Holder, to:

              Colorado MEDtech, Inc.
              4801 North 63rd Street,
              Boulder, Colorado  80301
              Attention:  Chief Executive Officer
              Telecopy:  (303) 581-1010



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               with a copy to:

               Colorado MEDtech, Inc.
               4801 North 63rd Street,
               Boulder, Colorado  80301
               Attention:  General Counsel
               Telecopy:  (303) 581-1010

               Faegre & Benson LLP
               1900 15th Street
               Boulder, Colorado  80302
               Attention:  Christopher M. Hazlitt, Esq.
               Telecopy:  (303) 449-5426

          6.4 Waiver; Governing Law. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any occasion be deemed a bar to or waiver of the same or any other right on any future occasion. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to the choice of law principles thereof.





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          IN WITNESS WHEREOF, the Maker has caused this Subordinated Promissory
Note to be duly executed by its officers, thereunto duly authorized as of this 24th day of January, 2003.

                                             HEI, INC.



                                            By:  /s/ Anthony J. Fant
                                                 -------------------------------
                                            Name:  Anthony J. Fant
                                            Title: Chairman, Chief Executive
                                                   Officer and President

ACCEPTED AND AGREED:

COLORADO MEDTECH, INC.


By:/s/ Stephen K. Onody
   ---------------------------------
   Stephen K. Onody, President and
   Chief Executive Officer